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                                                                     EXHIBIT 8.1

                                BAKER & MCKENZIE
                                805 THIRD AVENUE
                              NEW YORK, N.Y. 10022

                                                               September 7, 1999

Trenwick Group, Inc.
One Canterbury Green
Stamford, Connecticut 06901

Ladies and Gentlemen:

     We have acted as counsel to Trenwick Group Inc., a Delaware corporation (the "Company"), in connection with the merger of Chartwell Re Corporation, a Delaware corporation ("Chartwell"), with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of June 21, 1999, by and between Chartwell and the Company (the "Agreement"). We render this opinion to you, in part, in connection with the registration of the Trenwick Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate and have relied, with the consent of the Company and the consent of Chartwell, upon the accuracy and completeness of the statements and representations contained, respectfully, in the representation letters of the Company and Chartwell to us and LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Chartwell, and have assumed the same will be true, complete and accurate as of the Effective Time. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the original of such copies. We have also relied upon the accuracy of the Joint Proxy Statement/Prospectus of the Company and Chartwell (the "Joint Proxy Statement/Prospectus"). We have further assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus, and (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware.

     Based upon and subject to the foregoing it is our opinion, under currently applicable United States federal income tax law, that:

          (1) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code");

          (2) Each of the Company and Chartwell will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

          (3) No gain or loss will be recognized by the stockholders of Chartwell who exchange all of their Chartwell Common Stock solely for shares of Trenwick Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Trenwick Common Stock).

     We express no opinion as to the United States federal income tax consequences of the merger to stockholders subject to special treatment under United States federal income tax law, such as foreign persons, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, stockholders who acquired shares of Chartwell Common Stock through the exercise of options, grants of performance shares under Chartwell's equity based compensation plans or otherwise as compensation, or through a tax-qualified retirement plan, or holders that hold Chartwell Common Stock as part of a straddle or conversion transaction. In addition, no opinion is expressed with
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respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to income tax.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Important Federal Income Tax Consequences of the Merger" in the Joint Proxy
Statement/Prospectus. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ BAKER & MCKENZIE
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                                               Baker & McKenzie